Exhibit 5.15
[Letterhead of Sullivan & Cromwell LLP]
July 16, 2008
The Goldman Sachs Group, Inc.,
     85 Broad Street,
            New York, New York 10004.
Ladies and Gentlemen:
          We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate principal amount of the Company’s senior, unsecured debt securities (the “Securities”). The Securities are to be issued from time to time in separate series (each, a “Series”) pursuant to the Senior Debt Indenture, dated as of July 16, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), with each Series to have a principal amount of at least $2.5 million and to be offered and sold for cash in a firm-commitment, underwritten public offering. The Securities of each Series will have identical terms and will bear interest at a fixed rate or at a floating rate (equal to a LIBOR or EURIBOR base rate plus a spread) that resets periodically, will have a stated maturity between one year and 50 years, may provide for redemption, in whole or in part, by the Company at its option at specified prices and dates prior to the stated maturity and will be payable in U.S. dollars or euros. The Securities will not be convertible into or exchangeable for any other securities (other than Securities of the same Series) and will not obligate the Company to repurchase the Securities at the holders’ option or otherwise. Subject to the foregoing, the Securities will have the terms provided for and will be issued in substantially the forms being filed on the date hereof as exhibit nos. 4.90 and 4.91 to the registration statement (file no. 333-130074) relating to the Securities (the “Registration Statement”).
          We have examined such corporate records, certificates and other documents, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities, as adopted on September 16, 2005 (the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Securities of each Series have been duly executed, authenticated and issued in accordance with the Indenture and purchased and paid for by the underwriters thereof, the Securities of such Series will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          In rendering the foregoing opinion, we have assumed that, at the time each Series is issued, the Resolutions will not have been rescinded or modified and the terms of such Series and of its issuance and sale will have been established in conformity with the Resolutions. We have also assumed that, at the time each Series is issued, the law relevant to the Securities and their issuance will not have changed and the Company will not have become bound by any agreements or instruments or subject to any requirements or restrictions imposed by any court or governmental body such that the issuance, sale and delivery of such Series would result in a breach or default thereunder or would not comply therewith.
     We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency in a Federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency in which a particular Security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee and that the signatures on all documents examined by us are genuine.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus that is a part thereof and relates to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP